Exhibit 99.1
RSC Reports 2Q10 Results; Provides 3Q10 Outlook and Reaffirms FY10 Free Cash Flow Outlook
SCOTTSDALE, Ariz., July 22, 2010 — RSC Holdings Inc. (NYSE: RRR), one of the largest equipment rental providers in North America, today announced financial results for the quarter ended June 30, 2010. Total revenue was $301 million and rental revenue was $260 million, compared with $327 million and $271 million, respectively, for the same period last year. The company reported a second quarter net loss of $22 million, or $0.21 per diluted share, compared with a net loss of $11 million, or $0.11 per diluted share, for the second quarter 2009.
Adjusted EBITDA was $92 million for the quarter, compared with $108 million for the same period last year. Adjusted EBITDA margin was 30.6% for the second quarter, compared with 33.1% in 2009. The change in profitability and margins primarily reflects excess rental industry fleet capacity and the resulting negative impact on pricing, partially offset by increased volume and the savings realized from the company’s cost-cutting initiatives.
Second Quarter 2010 Highlights
•	Achieved strong growth in fleet on rent, increasing 12% during the quarter and 35% year to date.

•	Grew rental volume 4.4% year-over-year, following six successive quarters of decline.

•	Invested $102 million of gross rental capital expenditures in response to growing demand for select categories.

•	Sold $64 million of fleet at original equipment cost with margins of 15%, up from 9% in the first quarter.

•	Generated free cash flow of $29 million.

•	Decreased debt by $19 million during the quarter and had $646 million of borrowing availability under the ABL revolver as of June 30, 2010.

•	Increased average fleet utilization for the quarter to 63.5%, improving from 54.8% in the first quarter.

•	Improved rental rates sequentially over the first quarter, while rental rates were below the second quarter last year by 8.4%.
CEO Comments
Erik Olsson, President and Chief Executive Officer, stated: “We are seeing 2010 play out in the way we expected, with the positive momentum from the first quarter continuing and strengthening throughout the second quarter. The market was mixed in the first half of the year but steadily improving. We correctly identified early signs of improving customer demand and responded with increased sales activities, and by investing in our rental fleet and rental staff. This resulted in year-to-date fleet on rent growth of 35%. Our leading position in serving the industrial end market enabled us to meet or exceed our second quarter revenue, adjusted EBITDA, and free cash flow expectations. In addition, our strong operating model and focus on service allow us to continue to exceed customer expectations, as demonstrated by world class customer loyalty scores.”
Outlook for 3Q10 and FY 2010
Business activity in the company’s primary end-market, industrial, improved on a year-over-year basis in the second quarter and we anticipate this trend will continue in the second half of the year. The non-residential construction market continued to decline slightly in the second quarter and while the decline is slowing we anticipate growth will remain slightly negative in the third quarter of 2010. Industry wide fleet levels continue to exceed demand and as a result rental rates will remain under pressure.
The company expects utilization and fleet on rent to continue to build in the third quarter resulting in positive year-over-year volume growth and rental revenues for the third quarter are expected to be favorable on a year-over-year basis. However, while pricing continues to improve the company expects that it will remain challenging in the third quarter.

Results are expected in the ranges that follow:

Q3 2010
Rental revenues	$285 – $300 million
Total revenues	$325 – $340 million
Adjusted EBITDA	$115 – $125 million
Free cash flow	$30 – $40 million
The company expects to generate $70 to $100 million of free cash flow for full-year 2010, consistent with its previous estimate.
Mr. Olsson concluded: “Our second quarter performance with strong momentum building in fleet on rent and sequential pricing has carried over into the third quarter. Market demand is improving each month and we expect improved year-over-year comparisons to continue in the third quarter. We are extremely well positioned to respond to the improving customer demand with a compelling value proposition, industry leading customer service, our high quality fleet and scalable business model.”
Conference Call
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor. To listen to the live conference call from the U.S. and Canada dial (866) 393-7634; from international locations dial (706) 679-0678. A replay of the conference call will be available through August 4, 2010. To access the replay dial: U.S. and Canada: (800) 642-1687; international (706) 645-9291. Pass code: 86884297. A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.
About RSC Holdings Inc.
RSC Holdings Inc. (NYSE: RRR) based in Scottsdale, Arizona, is the holding company for the operating entity RSC Equipment Rental, Inc. (“RSC”), which is a premier provider of rental equipment in North America, servicing the industrial, maintenance and non-residential construction markets with $2.3 billion of equipment at original cost. RSC offers superior equipment availability, reliability and 24x7 service to customers through an integrated network of 459 branch locations across 40 states in the United States and three provinces in Western Canada. Customer solutions to improve efficiency and reduce cost include the proprietary Total Control® rental management software, Mobile Tool Rooms™ and on-site rental locations. With over 4,200 employees committed to safety and sustainability, RSC delivers the best value and industry leading customer service. All information is as of June 30, 2010. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations.
In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.

The company cautions therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, we disclaim any obligation to update these forward-looking statements to reflect future events or circumstances.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted EBITDA and free cash flow. These financial measures are not recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2010	2009	%	2010	2009	%
Revenues:
Equipment rental revenue	$259,734	$270,500	(4.0)%	$481,947	$557,970	(13.6)%
Sale of merchandise	13,270	13,588	(2.3)	24,691	27,488	(10.2)
Sale of used rental equipment	27,993	42,470	(34.1)	55,099	92,373	(40.4)

Total revenues	300,997	326,558	(7.8)	561,737	677,831	(17.1)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	143,988	135,365	6.4	275,214	284,844	(3.4)
Depreciation of rental equipment	67,398	72,060	(6.5)	134,043	147,323	(9.0)
Cost of merchandise sales	9,880	9,418	4.9	17,954	19,418	(7.5)
Cost of used rental equipment sales	23,931	39,505	(39.4)	48,568	85,297	(43.1)

Total cost of revenues	245,197	256,348	(4.3)	475,779	536,882	(11.4)

Gross profit	55,800	70,210	(20.5)	85,958	140,949	(39.0)

Operating expenses:
Selling, general and administrative	32,967	35,613	(7.4)	66,745	75,126	(11.2)
Depreciation and amortization of non-rental equipment and intangibles	9,910	11,194	(11.5)	19,967	22,976	(13.1)
Other operating gains, net	(138)	(222)	n/a	(2,450)	(114)	n/a

Total operating expenses, net	42,739	46,585	(8.3)	84,262	97,988	(14.0)

Operating income	13,061	23,625	(44.7)	1,696	42,961	(96.1)
Interest expense, net	48,233	40,035	20.5	98,026	80,245	22.2
Other (income) expense, net	99	107	n/a	(100)	410	n/a

Loss before benefit for income taxes	(35,271)	(16,517)	n/a	(96,230)	(37,694)	n/a
Benefit for income taxes	13,156	5,027	n/a	36,287	12,700	n/a

Net loss	$(22,115)	$(11,490)	n/a	$(59,943)	$(24,994)	n/a

Weighted average shares outstanding used in computing net loss per common share:
Basic and diluted	103,506	103,435		103,491	103,432

Net loss per common share:
Basic and diluted	$(0.21)	$(0.11)		$(0.58)	$(0.24)

Other operational data (a):
Fleet utilization	63.5%	57.5%		59.2%	57.6%
Average fleet age at period end (months)	42	36		42	36
Same store rental revenue growth / (decline)	(2.5)%	(32.4)%		(12.0)%	(27.1)%
Employees	4,234	4,513		4,234	4,513
Original equipment fleet cost (in millions)	$2,337	$2,455		$2,337	$2,455

(a)	Refer to attached Statistical Measures for descriptions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2010	2009

Assets
Cash and cash equivalents	$11,029	$4,535
Accounts receivable, net	196,679	181,975
Inventory	13,539	14,421
Rental equipment, net	1,347,910	1,384,999
Property and equipment, net	111,896	123,197
Goodwill and other intangibles, net	939,682	940,063
Deferred financing costs	49,920	55,539
Other assets	19,554	24,590

Total assets	$2,690,209	$2,729,319

Liabilities and Stockholders’ (Deficit) Equity
Accounts payable	$168,728	$46,275
Accrued expenses and other liabilities	172,470	174,829
Debt	2,107,727	2,172,109
Deferred income taxes	275,042	312,465

Total liabilities	2,723,967	2,705,678
Total stockholders’ (deficit) equity	(33,758)	23,641

Total liabilities and stockholders’ (deficit) equity	$2,690,209	$2,729,319

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(59,943)	$(24,994)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	154,010	170,299
Amortization of deferred financing costs	6,348	5,215
Amortization of original issue discount	543	—
Share-based compensation expense	2,258	2,294
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(5,325)	(5,616)
Deferred income taxes	(37,442)	(16,759)
Gain on insurance settlement	(1,736)	—
Interest expense on hedge ineffectiveness	33	—
Changes in operating assets and liabilities	111,147	(7,255)

Net cash provided by operating activities	169,893	123,184

Cash flows from investing activities:
Purchases of rental equipment	(146,966)	(18,337)
Purchases of property and equipment	(1,635)	(1,889)
Proceeds from sales of rental equipment	55,099	92,373
Proceeds from sales of property and equipment	1,652	8,130
Insurance proceeds from rental equipment and property claims	1,736	3,086

Net cash (used in) provided by investing activities	(90,114)	83,363

Cash flows from financing activities:
Net payments on debt	(72,969)	(212,669)
Financing costs	(1,109)	(4,087)
Proceeds from stock option exercises	308	256
Other	—	4,772

Net cash used in financing activities	(73,770)	(211,728)

Effect of foreign exchange rates on cash	485	238

Net increase (decrease) in cash and cash equivalents	6,494	(4,943)
Cash and cash equivalents at beginning of period	4,535	13,670

Cash and cash equivalents at end of period	$11,029	$8,727

Supplemental disclosure of cash flow information:
Cash paid for interest	$93,354	$84,088
Cash (received) paid for taxes, net	(73)	5,635

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Six Months Ended
	June 30,	June 30,

2009	$270,500	$557,970

Changes:
Volume	3.7%	-5.1%
Price	-8.4%	-9.3%
Currency	0.7%	0.8%

2010	$259,734	$481,947

Annex A
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income (loss) before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is defined as consolidated net income (loss) before net interest expense, income taxes, and depreciation and amortization and before certain other items, including gain on extinguishment of debt, net, share-based compensation, and other (income) expense, net. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital inflows (expenditures). All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures. No quantitative reconciliations of the estimated ranges for Adjusted EBITDA and free cash flow to their respective most comparable measure calculated and presented in accordance with GAAP are included as the company is unable to quantify certain amounts that would be required to be included in such GAAP measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net loss	$(22,115)	$(11,490)	$(59,943)	$(24,994)
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	77,308	83,254	154,010	170,299
Interest expense, net	48,233	40,035	98,026	80,245
Benefit for income taxes	(13,156)	(5,027)	(36,287)	(12,700)

EBITDA	$90,270	$106,772	$155,806	$212,850

Adjustments:
Share-based compensation	1,595	1,162	2,258	2,294
Other (income) expense, net	99	107	(100)	410

Adjusted EBITDA	$91,964	$108,041	$157,964	$215,554

(Adjusted EBITDA as a percentage of total revenues)	30.6%	33.1%	28.1%	31.8%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$104,412	$57,054	$169,893	$123,184

Purchases of rental equipment	(102,060)	(9,746)	(146,966)	(18,337)
Purchases of property and equipment	(1,304)	(782)	(1,635)	(1,889)
Proceeds from sales of rental equipment	27,993	42,470	55,099	92,373
Proceeds from sales of property and equipment	356	4,671	1,652	8,130
Insurance proceeds from rental equipment and property claims	—	1,086	1,736	3,086

Net capital (expenditures) inflows	(75,015)	37,699	(90,114)	83,363

Free cash flow	$29,397	$94,753	$79,779	$206,547

Statistical Measures
Fleet utilization is defined as the average aggregate dollar value of equipment rented by customers (based on original equipment fleet cost) during the relevant period divided by the average aggregate dollar value of all equipment owned (based on original equipment fleet cost) during the period.
Average fleet age at period end is the number of months since an equipment unit was first placed in service, weighted by multiplying individual equipment ages by their respective original costs and dividing the sum of those individual calculations by the total original cost. Equipment refurbished by the original equipment manufacturer is considered new.
Same store rental revenue growth is calculated as the year over year change in rental revenue for locations that are open at the end of the period reported and have been operating under the company’s direction for more than 12 months.
Employee count is given as of the end of the period indicated and the data reflects the actual head count as of each period presented.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of rental equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Contacts
RSC Holdings Inc.
Investor/Analyst Contacts:
Scott Huckins, VP – Treasurer
(480) 281-6928
Scott.Huckins@RSCRental.com
or
Media Contact:
Chenoa Taitt
(212) 223-0682